Exhibit 99.1

STONE ENERGY CORPORATION

Announces Upcoming Conference Schedule and Personnel Update

LAFAYETTE, LA. May 28, 2015

PERSONNEL UPDATE

Stone Energy Corporation (NYSE:SGY) today announced a personnel update and upcoming conferences that company representatives will be attending.

Thomas L. Messonnier has been promoted to Vice President – Planning, Marketing & Midstream. Mr. Messonnier has over 30 years of industry experience and joined Stone in June 2004. He has served the company in several capacities, including Director of Strategic Planning, Business Development and Reserves, GOM Exploitation Manager, and Reservoir Engineering Manager. Tom received his MBA with a concentration in finance from Tulane University in New Orleans, Louisiana and his Master of Science and Bachelor of Science Degrees in Petroleum Engineering from Louisiana State University in Baton Rouge, Louisiana.

CONFERENCE SCHEDULE

Thomas L. Messonnier, Vice President – Planning, Marketing & Midstream, will present at the Bank of America Merrill Lynch Energy and Power Leveraged Finance Conference in New York City at The Westin Times Square at 9:30 a.m. Eastern time on Wednesday, June 3, 2015.

Mr. Messonnier will also be presenting at the GHS 100 Energy Conference in Chicago, IL at the JW Marriott Hotel at 9:30 a.m. Central time on Tuesday, June 23, 2015.

Kenneth H. Beer, Executive Vice President and Chief Financial Officer, will present at the Barclays High Yield Conference in Colorado Springs, CO at The Broadmoor at 2:45 p.m. Mountain time on Thursday, June 11, 2015.

Representatives from Stone Energy will also be attending the Louisiana Energy Conference in New Orleans, LA at the Westin Canal Place Hotel at 9:00 a.m. Central time on June 10-11, 2015.

All presentation materials will also be available in the “Events and Presentations” section of the company’s website within 24 hours of each presentation.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.